Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

November 6, 2014

The Payden & Rygel Investment Group

333 South Grand Avenue, 32nd Floor

Los Angeles, California 90071

Re:	The Payden & Rygel Investment Group
Post-Effective Amendment No. 93 to Registration Statement on Form N-1A
File Nos. 33-46973; 811-6625 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to The Payden & Rygel Investment Group (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust,” we have been asked to render our opinion with respect to the issuance of an unlimited number of Investor Class, SI Class and Advisor Class shares of beneficial interest of the Trust (the “Shares”), par value $0.001 per share, representing interests in the Payden Absolute Return Bond Fund, a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 93 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Trust. We have assumed that (i) the Shares will be issued and sold for cash or such other consideration in the amount of the net asset value of the respective Fund and on such other terms and conditions as are set forth in the prospectus and statement of additional information with respect to the Fund contained in the Registration Statement, as amended and/or supplemented from time to time and in effect at the time of sale, (ii) the consideration per Share received by the Trust in connection with the sale of Shares shall not be less than the par value per Share and (iii) ownership of the Shares will be duly recorded in the books of the Trust.

The Payden & Rygel Investment Group

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP